Black Hills Corp. Reports 2023 Fourth-Quarter and Full-Year Results and Initiates 2024 Earnings Guidance

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Delivered EPS of $3.91, above earnings guidance range of $3.65 to $3.85
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Improved year-over-year total net debt to capitalization ratio to 57.3% from 60.8%
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Increased quarterly dividend, extending annual dividend increase track record to 54 consecutive years
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Initiating 2024 EPS guidance range at $3.80 to $4.00
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Increasing five-year capital forecast by $800 million to $4.3 billion for 2024 through 2028

RAPID CITY, S.D. — Feb. 7, 2024 — Black Hills Corp. (NYSE: BKH) today announced financial results for the fourth quarter of 2023. Net income available for common stock and earnings per share for the three and twelve months ended Dec. 31, 2023, compared to the three and twelve months ended Dec. 31, 2022, were:

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
	2023	2022	2023	2022
	(in millions, except per share amounts)
Net income available for common stock	$79.6	$72.5	$262.2	$258.4
Earnings per share, Diluted	$1.17	$1.11	$3.91	$3.97

Earnings of $3.91 per share for 2023 compared to $3.97 per share in 2022 were driven primarily by $0.63 per share from new rates and customer growth. These new margins, combined with disciplined capital and expense management and the benefit of other items, more than offset the year-over-year impacts of inflation and $0.28 per share of unfavorable weather and mark-to-market adjustments.

“I’m proud that our team delivered on our financial objectives during an inflationary macroeconomic environment,” said Linn Evans, president and CEO of Black Hills Corp. “We achieved our financial targets, advanced our key strategic initiatives, executed our capital plan, and delivered excellent operational performance. In addition, we recently increased our quarterly dividend, extending our track record of annual increases to 54 consecutive years.

“Our team continued to achieve positive results through execution of our regulatory strategy. During the year, we implemented new rates at Wyoming Electric and Rocky Mountain Natural Gas and reached constructive settlements for rate reviews for our gas utilities in Colorado and Wyoming. Our Arkansas rate review, filed in late 2023, is progressing through the regulatory process as anticipated, and we expect to file additional rate reviews for Iowa Gas and Colorado Electric in 2024.

“I’m excited about the progress our team continues to make on our strategic growth initiatives. In Wyoming, our Ready Wyoming 260-mile electric transmission project is underway, and our team continues to evaluate other electric transmission and generation needs to support our growing footprint, including data center and blockchain growth. In South Dakota, project details are being finalized to add 100 megawatts of utility-owned renewable wind generation by mid-2026. In Colorado, we continue to evaluate a robust bid response to add 400 megawatts of renewable resources by 2029 and anticipate filing a plan to Colorado regulators by mid-year.

“We are initiating our 2024 earnings guidance range at $3.80 to $4.00 per share, reflecting a 4% increase off our 2023 guidance of $3.65 to $3.85. We are increasing our five-year capital plan by $800 million to $4.3 billion for 2024 through 2028. With our track record of success in our regulatory strategy and our portfolio of growth initiatives, we remain confident in achieving our 4% to 6% long-term earnings per share growth target,” concluded Evans.

FOURTH-QUARTER AND FULL-YEAR 2023 HIGHLIGHTS AND UPDATES

Electric Utilities

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During the fourth quarter, Wyoming Electric commenced construction on Ready Wyoming, a 260-mile electric transmission project. The project is expected to provide customers with long-term price stability, enhance the resiliency of the company’s overall electric system and expand access to power markets and renewable generation resources. Construction is expected to be completed in multiple phases in 2024 and 2025.

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On Dec. 26, Wyoming Electric set a new winter peak load of 301 megawatts, surpassing the previous winter peak of 299 megawatts in October 2023.

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During the third quarter, South Dakota Electric advanced its competitive bidding process for its request for proposals to add 100 megawatts of utility-owned renewable energy resources by mid-year 2026. For its Wyoming customers, South Dakota Electric expects to file a certificate of public convenience and necessity with the Wyoming Public Service Commission during the first quarter of 2024.

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On July 31, Colorado Electric issued a request for proposals for 400 megawatts of new renewable energy resources to be in service between 2026 and 2029 to achieve objectives in its Clean Energy Plan. The company received a strong response of diverse project proposals and is currently evaluating the bids. A report with the company’s recommended resources is due to the Colorado Public Utilities Commission in the second quarter.

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On July 24, Wyoming Electric set a new all-time and summer peak load of 312 megawatts, surpassing the previous peak of 294 megawatts set in July 2022.

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On March 10, Black Hills Electric Generation closed the planned sale of the non-regulated Northern Iowa Windpower assets for net proceeds of $18.4 million and a gain on sale of $7.7 million.

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On Jan. 26, 2023, Wyoming Electric received approval from the Wyoming Public Service Commission of a settlement agreement for its rate review application to recover approximately $250 million of investments since its last rate review in 2014. The settlement agreement provides for $8.7 million in new annual revenue based on a capital structure of 52% equity and 48% debt and a return on equity of 9.75%. New rates were effective March 1, 2023. The agreement also includes approval of a new rider that will be filed annually to recover transmission investment and expenses.

Gas Utilities

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On Jan. 31, 2024, Black Hills Energy Renewable Resources, a non-regulated subsidiary of Black Hills Corp., acquired a renewable natural gas production facility at a landfill in Dubuque, Iowa. The purchase includes producing biogas wells and rights to production, including the ability to drill additional wells. The acquisition represents the company's first entry into the production of RNG.

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On Jan. 17, 2024, Wyoming Gas received approval from the Wyoming Public Service Commission of a settlement agreement for its rate review request filed in May 2023. The settlement provides for $13.9 million in new annual revenue based on a capital structure of 51% equity and 49% debt and a return on equity of 9.85%. The approved settlement also provides for a four-year renewal of the company's integrity investment rider. New rates were effective on Feb. 1, 2024.

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On Dec. 4, Arkansas Gas filed a rate review request with the Arkansas Public Service Commission seeking approval to recover $130 million of system investments and the inflationary impacts on expenses to serve customers. The rate review requests $44.1 million of new annual revenue based on a capital structure of 48% equity and 52% debt and a return on equity of 10.5%. The company is requesting new rates in the fourth quarter of 2024.

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On Nov. 17, Colorado Gas filed for approval from the Colorado Public Utility Commission of a settlement agreement for its rate review request filed in May 2023. The settlement provides for $20.2 million in new annual revenue based on a capital structure of 50.87% equity and 49.13% debt and a return on equity of 9.30%. Interim rates will be effective on Feb. 13, 2024, subject to a final commission order.

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On July 12, Rocky Mountain Natural Gas received approval from the Colorado Public Utilities Commission of a settlement agreement for its rate review filed on Oct. 7, 2022. The settlement provided for $8.2 million in new annual revenue based on a weighted average cost of capital of 6.93% with a capital structure that reflects an equity range of 50% to 52%, a debt range of 50% to 48% and a return on equity range of 9.5% to 9.7%. The settlement also shifted $8.3 million of System Safety and Integrity Rider revenues to base rates and terminated the rider. New rates were effective on July 15, 2023.

Corporate and Other

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On Jan. 26, 2024, Black Hills’ board of directors approved a quarterly dividend of $0.65 per share payable on March 1, 2024, to shareholders of record at the close of business on Feb. 16, 2024. The dividend, on an annualized rate, represents 54 consecutive years of dividend increases, the second longest track record in the electric and natural gas industry and marks 82 consecutive years of dividend payout to shareholders.

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In 2023, the company issued a total of 2.0 million shares of new common stock for net proceeds of $118.7 million under its at-the-market equity offering program.

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On Sept. 15, Black Hills completed a debt offering of $450 million, 6.15% senior unsecured notes due May 15, 2034. The proceeds, along with available cash, were used to repay the $525 million, 4.25% senior unsecured notes due Nov. 30, 2023.

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On June 16, Black Hills filed a new shelf registration statement with the Securities and Exchange Commission. In conjunction with this filing, the company also renewed its at-the-market equity offering program under which it may sell from time-to-time shares of its common stock with an aggregate value of up to $400 million. At year-end, there was $329 million of capacity remaining under the program. The company’s previous equity offering program was subsequently terminated.

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On March 7, Black Hills completed a public debt offering of $350 million, 5.95% senior unsecured notes due March 15, 2028. The proceeds from the offering were used to repay notes outstanding under its commercial paper program and for other general corporate purposes.

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Since the beginning of 2023, all three credit ratings agencies covering Black Hills affirmed their ratings on the company.
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On Jan. 29, 2024, Fitch Ratings affirmed Black Hills’ issuer default rating at BBB+ with a negative outlook.
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On Dec. 21, Moody's Investors Service affirmed Black Hills' long-term issuer rating at Baa2 with a stable outlook.
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On Feb. 17, S&P Global Ratings affirmed Black Hills' issuer credit rating at BBB+ with a stable outlook.

INITIATING 2024 EARNINGS GUIDANCE

Black Hills initiates its guidance for 2024 earnings per share available for common stock to be in the range of $3.80 to $4.00 based on the follow assumptions:

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Normal weather conditions within our utility service territories including temperatures, precipitation levels and wind conditions;
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Normal operations and weather conditions for planned construction, maintenance and/or capital investment projects;
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Constructive and timely outcomes of utility regulatory dockets;
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No significant unplanned outages at our generating facilities;
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Equity issuance of $170 million to $190 million through the at-the-market equity offering program; and
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Production tax credits of approximately $18 million associated with wind generation assets.

BLACK HILLS CORPORATION

CONSOLIDATED FINANCIAL RESULTS

(Minor differences may result due to rounding)

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
	2023	2022	2023	2022
	(in millions)
Operating income:
Electric Utilities	$58.1	$48.8	$248.8	$214.3
Gas Utilities	81.0	81.8	228.8	244.2
Corporate and Other	(2.6)	(0.6)	(4.9)	(3.3)
Operating income	136.5	130.0	472.7	455.2

Interest expense, net	(41.9)	(43.7)	(167.9)	(161.0)
Other income (expense), net	(1.8)	(1.0)	(3.2)	1.8
Income tax (expense)	(9.6)	(9.3)	(25.6)	(25.2)
Net income	83.2	76.1	276.0	270.8
Net income attributable to non-controlling interest	(3.6)	(3.6)	(13.8)	(12.4)
Net income available for common stock	$79.6	$72.5	$262.2	$258.4

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
	2023	2022	2023	2022
Weighted average common shares outstanding (in millions):
Basic	67.9	65.3	67.0	64.9
Diluted	68.0	65.4	67.1	65.0

Earnings per share:
Earnings per share, Basic	$1.17	$1.11	$3.91	$3.98
Earnings per share, Diluted	$1.17	$1.11	$3.91	$3.97

CONFERENCE CALL AND WEBCAST

Black Hills will host a live conference call and webcast at 11 a.m. EST on Thursday, Feb. 8, 2024, to discuss financial and operating performance.

To access the live webcast and download a copy of the investor presentation, go to the “Investor Relations” section of the Black Hills website at www.blackhillscorp.com and click on “News and Events” and then “Events & Presentation.” The presentation will be posted on the website before the webcast. Listeners should allow at least five minutes for registering and accessing the presentation. For those unable to listen to the live broadcast, a replay will be available on the company’s website.

To ask a question during the live broadcast, users can access dial-in information and a personal identification number by registering for the event at https://register.vevent.com/register/BI989124d38c9046d58eff1d7e72077001.

A listen-only webcast player and presentation slides can be accessed live at https://edge.media-server.com/mmc/p/otqrcbj4 with a replay of the event available for up to one year.

ANNUAL MEETING OF SHAREHOLDERS

The company's annual meeting of shareholders will be held on Tuesday, April 23, 2024, at 9:30 a.m. local time, at Black Hills' company headquarters located at 7001 Mt. Rushmore Road in Rapid City, South Dakota. The company plans to mail the Annual Report and Proxy Statement on or about March 15, 2024, to shareholders of record as of March 4, 2024.

USE OF NON-GAAP FINANCIAL MEASURES

Gas and Electric Utility Margin

Gas and Electric Utility margin (revenue less cost of sales) is considered a non-GAAP financial measure due to the exclusion of operation and maintenance expenses, depreciation and amortization expenses, and property and production taxes from the measure. The presentation of Gas and Electric Utility margin is intended to supplement investors’ understanding of operating performance.

Electric Utility margin is calculated as operating revenue less cost of fuel and purchased power. Gas Utility margin is calculated as operating revenue less cost of gas sold. Our Gas and Electric Utility margin is impacted by the fluctuations in power purchases and natural gas and other fuel supply costs. However, while these fluctuating costs impact Gas and Electric Utility margin as a percentage of revenue, they only impact total Gas and Electric Utility margin if the costs cannot be passed through to customers.

Our Gas and Electric Utility margin measure may not be comparable to other companies’ Gas and Electric Utility margin measures. Furthermore, this measure is not intended to replace operating income as determined in accordance with GAAP as an indicator of operating performance.

SEGMENT PERFORMANCE SUMMARY

Operating results from our business segments for the three and twelve months ended Dec. 31, 2023, compared to the three and twelve months ended Dec. 31, 2022, are discussed below.

Certain lines of business in which we operate are highly seasonal, and revenue from, and certain expenses for, such operations may fluctuate significantly between quarterly periods. Demand for electricity and natural gas is sensitive to seasonal cooling, heating and industrial load requirements. In particular, the normal peak usage season for our electric utilities is June through August while the normal peak usage season for our gas utilities is November through March. Significant earnings variances can be expected between the Gas Utilities segment’s peak and off-peak seasons. Due to this seasonal nature, our results of operations for the three months ended Dec. 31, 2023 and 2022 are not necessarily indicative of the results of operations to be expected for any other period or for the entire year.

All amounts are presented on a pre-tax basis unless otherwise indicated. Minor differences in amounts may result due to rounding.

Electric Utilities

	Three Months Ended Dec. 31,		Variance	Twelve Months Ended Dec. 31,		Variance
	2023	2022	2023 vs. 2022	2023	2022	2023 vs. 2022
	(in millions)
Revenue	$215.9	$230.6	$(14.7)	$865.0	$900.2	$(35.2)
Cost of fuel and purchased power	52.9	71.3	(18.4)	200.1	266.3	(66.2)
Electric Utility margin (non-GAAP)	163.0	159.3	3.7	664.9	633.9	31.0

Operations and maintenance	59.4	65.8	(6.4)	236.2	244.8	(8.6)
Depreciation and amortization	35.9	34.4	1.5	142.6	135.9	6.7
Taxes - property and production	9.6	10.3	(0.7)	37.3	38.9	(1.6)
Operating income	$58.1	$48.8	$9.3	$248.8	$214.3	$34.5

Three Months Ended Dec. 31, 2023, Compared with Three Months Ended Dec. 31, 2022

Electric Utility margin increased as a result of:

(in millions)
New rates and rider recovery	$8.9
Weather	(1.7)
Integrated Generation (a)	(1.5)
Off-system excess energy sales	(1.0)
Other	(1.0)
$3.7

____________________

(a)
Primarily driven by lower mining volumes partially offset by increased Black Hills Colorado IPP fired-engine hours.

Operations and maintenance expense decreased primarily due to lower outside services expenses and lower mining and generation expenses driven by timing of maintenance related activities and lower fuel costs, and lower office and facilities expenses.

Depreciation and amortization was comparable to the same period in the prior year.

Taxes - property and production were comparable to the same period in the prior year.

Twelve Months Ended Dec. 31, 2023, Compared with Twelve Months Ended Dec. 31, 2022

Electric Utility margin increased as a result of:

(in millions)
New rates and rider recovery	$29.4
Wygen I revenue recovery under business interruption insurance (a)	5.0
Integrated Generation (b)	3.3
Transmission services	3.2
Weather	(6.2)
Retail customer usage	(4.4)
Other	0.7
$31.0

____________________

(a)
In 2021, Wygen I experienced an unplanned outage which resulted in lost revenues. A claim for these losses was submitted under our business interruption insurance policy. During the third quarter of 2023, we recovered $5.0 million from our business interruption insurance which was recognized as Revenue.
(b)
Primarily driven by favorable mining contract pricing and increased Black Hills Colorado IPP fired-engine hours.

Operations and maintenance expense decreased primarily due to a one-time $7.7 million gain on the planned sale of Northern Iowa Windpower assets, a $3.9 million gain on a strategic sale of land in Wyoming to a customer to support continued load growth, and $2.9 million of lower outside services expenses partially offset by $8.7 million of higher employee-related expenses.

Depreciation and amortization increased primarily due to a higher asset base driven by current year and prior year capital expenditures.

Taxes - property and production were comparable to the same period in the prior year.

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
Operating Statistics	2023	2022	2023	2022
Quantities Sold (GWh):
Retail Sales	1,464.1	1,419.8	5,758.6	5,672.7
Contract/Off-system/Power Marketing Wholesale	394.8	368.0	1,317.0	1,297.2
Total Regulated	1,858.9	1,787.8	7,075.6	6,969.9
Non-regulated	18.1	71.4	120.6	293.0
Total quantities sold	1,877.0	1,859.2	7,196.2	7,262.9

Contracted generated facilities availability by fuel type:
Coal	93.8%	96.8%	93.7%	91.5%
Natural gas and diesel oil	86.2%	97.0%	92.1%	96.1%
Wind	89.8%	90.8%	92.5%	93.7%
Total availability	88.9%	95.8%	92.6%	94.4%

Wind capacity factor	35.8%	37.6%	37.4%	34.7%

	Three Months Ended Dec. 31,				Twelve Months Ended Dec. 31,
Degree Days	2023		2022		2023		2022
	Actual	Variance from Normal	Actual	Variance from Normal	Actual	Variance from Normal	Actual	Variance from Normal
Heating Degree Days	2,154	(9)%	2,565	9%	6,185	(1)%	6,518	6%
Cooling Degree Days	3	(15)%	-	(100)%	713	(15)%	1,040	18%

Gas Utilities

	Three Months Ended Dec. 31,		Variance	Twelve Months Ended Dec. 31,		Variance
	2023	2022	2023 vs. 2022	2023	2022	2023 vs. 2022
	(in millions)
Revenue	$380.3	$565.2	$(184.9)	$1,484.2	$1,669.1	$(184.9)
Cost of natural gas sold	180.4	365.9	(185.5)	783.2	965.1	(181.9)
Gas Utility margin (non-GAAP)	199.9	199.4	0.5	701.0	704.0	(3.0)

Operations and maintenance	81.9	82.7	(0.8)	328.7	317.3	11.4
Depreciation and amortization	29.6	27.8	1.8	113.9	114.7	(0.8)
Taxes - property and production	7.4	7.0	0.4	29.6	27.8	1.8
Operating income	$81.0	$81.8	$(0.8)	$228.8	$244.2	$(15.4)

Three Months Ended Dec. 31, 2023, Compared with Three Months Ended Dec. 31, 2022

Gas Utility margin increased as a result of:

(in millions)
New rates and rider recovery	$7.4
Mark-to-market on non-utility natural gas commodity contracts	1.9
Weather	(10.2)
Other	1.4
$0.5

Operations and maintenance expense was comparable to the same period in the prior year primarily due to lower outside services expenses mostly offset by higher employee-related expenses.

Depreciation and amortization was comparable to the same period in the prior year.

Taxes - property and production were comparable to the same period in the prior year.

Twelve Months Ended Dec. 31, 2023, Compared with Twelve Months Ended Dec. 31, 2022

Gas Utility margin decreased as a result of:

(in millions)
New rates and rider recovery	$19.8
Retail customer growth and demand	7.6
Weather	(14.5)
Prior year true-up of Winter Storm Uri carrying costs (a)	(10.3)
Mark-to-market on non-utility natural gas commodity contracts	(3.5)
Other	(2.1)
$(3.0)

____________________

(a)
In certain jurisdictions, we have commission approval to recover carrying costs on Winter Storm Uri regulatory assets which offset increased interest expense. During the second quarter of 2022, we accrued a one-time, $10.3 million true-up of these carrying costs to reflect commission authorized rates.

Operations and maintenance expense increased primarily due to $14.8 million of higher employee-related expenses partially offset by $5.0 million of lower outside services expenses.

Depreciation and amortization was comparable to the same period in the prior year.

Taxes - property and production were comparable to the same period in the prior year.

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
Operating Statistics	2023	2022	2023	2022
Quantities Sold and Transported (Dth in millions):
Distribution	29.1	35.1	95.2	107.0
Transport and Transmission	41.6	42.9	159.8	160.9
Total Quantities Sold	70.7	78.0	255.0	267.9

	Three Months Ended Dec. 31,				Twelve Months Ended Dec. 31,
	2023		2022		2023		2022
	Actual	Variance from Normal	Actual	Variance from Normal	Actual	Variance from Normal	Actual	Variance from Normal
Heating Degree Days	2,080	(11)%	2,533	8%	6,006	(4)%	6,536	5%

Corporate and Other

Corporate and Other represents certain unallocated expenses for administrative activities that support our reportable operating segments. Corporate and Other also includes business development activities that are not part of our operating segments and inter-segment eliminations.

	Three Months Ended Dec. 31,		Variance	Twelve Months Ended Dec. 31,		Variance
	2023	2022	2023 vs. 2022	2023	2022	2023 vs. 2022
	(in millions)
Operating (loss)	$(2.6)	$(0.6)	$(2.0)	$(4.9)	$(3.3)	$(1.6)

Three Months Ended Dec. 31, 2023, Compared with Three Months Ended Dec. 31, 2022

Operating (loss) was comparable to the same period in the prior year.

Twelve Months Ended Dec. 31, 2023, Compared with Twelve Months Ended Dec. 31, 2022

Operating (loss) was comparable to the same period in the prior year.

Consolidated Interest Expense, Other Income and Income Tax Expense

	Three Months Ended Dec. 31,		Variance	Twelve Months Ended Dec. 31,		Variance
	2023	2022	2023 vs. 2022	2023	2022	2023 vs. 2022
	(in millions)
Interest expense, net	$(41.9)	$(43.7)	$1.8	$(167.9)	$(161.0)	$(6.9)
Other income (expense), net	(1.8)	(1.0)	(0.8)	(3.2)	1.8	(5.0)
Income tax (expense)	(9.6)	(9.3)	(0.3)	(25.6)	(25.2)	(0.4)

Three Months Ended Dec. 31, 2023, Compared with Three Months Ended Dec. 31, 2022

Interest expense, net was comparable to the same period in the prior year.

Other (expense), net was comparable to the same period in the prior year.

Income tax (expense) and the effective tax rate were comparable to the same period in the prior year.

Twelve Months Ended Dec. 31, 2023, Compared with Twelve Months Ended Dec. 31, 2022

Interest expense, net increased due to higher interest rates partially offset by increased interest income on higher cash and cash equivalents balances.

Other (expense), net increased primarily due to higher benefit plan non-service costs driven by higher discount rates and higher costs for our non-qualified deferred compensation plan which were driven by market performance.

Income tax (expense) and the effective tax rate were comparable to the same period in the prior year. The effective tax rate was 8.5% for both 2023 and 2022. The effective tax rate was comparable primarily due to a $8.2 million tax benefit from a current year Nebraska income tax rate decrease offset by $6.5 million of lower tax benefits from various current and prior year state tax rate changes and $3.6 million of lower wind PTCs resulting from the March 2023 sale of Northern Iowa Windpower assets.

ABOUT BLACK HILLS CORP.

Black Hills Corp. (NYSE: BKH) is a customer-focused, growth-oriented utility company with a tradition of improving life with energy and a vision to be the energy partner of choice. Based in Rapid City, South Dakota, the company serves 1.33 million natural gas and electric utility customers in eight states: Arkansas, Colorado, Iowa, Kansas, Montana, Nebraska, South Dakota and Wyoming. More information is available at www.blackhillscorp.com, www.blackhillscorp.com/corporateresponsibility and www.blackhillsenergy.com.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This presentation includes “forward-looking statements” as defined by the Securities and Exchange Commission. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this presentation that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. This includes, without limitations, our 2024 earnings guidance and long-term growth target. These forward-looking statements are based on assumptions which we believe are reasonable based on current expectations and projections about future events and industry conditions and trends affecting our business. However, whether actual results and developments will conform to our expectations and predictions is subject to a number of risks and uncertainties that, among other things, could cause actual results to differ materially from those contained in the forward-looking statements, including without limitation, the risk factors described in Item 1A of Part I of our 2022 Annual Report on Form 10-K and other reports that we file with the SEC from time to time, and the following:

•
The accuracy of our assumptions on which our earnings guidance is based;

•
Our ability to obtain adequate cost recovery for our utility operations through regulatory proceedings and favorable rulings on periodic applications to recover costs for capital additions, plant retirements and decommissioning, fuel, transmission, purchased power, and other operating costs and the timing in which new rates would go into effect;

•
Our ability to complete our capital program in a cost-effective and timely manner;

•
Our ability to execute on our strategy;

•
Our ability to successfully execute our financing plans;

•
The effects of changing interest rates;

•
Our ability to achieve our greenhouse gas emissions intensity reduction goals;

•
Board of Directors’ approval of any future quarterly dividends;

•
The impact of future governmental regulation;

•
Our ability to overcome the impacts of supply chain disruptions on availability and cost of materials;

•
The effects of inflation and volatile energy prices; and

•
Other factors discussed from time to time in our filings with the SEC.

New factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time-to-time, and it is not possible for us to predict all such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. We assume no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events or otherwise.

CONSOLIDATING INCOME STATEMENTS

(Minor differences may result due to rounding.)

	Consolidating Income Statement
Three Months Ended Dec. 31, 2023	Electric Utilities	Gas Utilities	Corporate and Other	Total
	(in millions)
Revenue	$215.9	$380.3	$(4.5)	$591.7

Fuel, purchased power and cost of natural gas sold	52.9	180.4	(0.2)	233.1
Operations and maintenance	59.4	81.9	(1.8)	139.5
Depreciation and amortization	35.9	29.6	0.1	65.6
Taxes - property and production	9.6	7.4	-	17.0
Operating income	$58.1	$81.0	$(2.6)	$136.5

Interest expense, net				(41.9)
Other income (expense), net				(1.8)
Income tax benefit (expense)				(9.6)
Net income				83.2
Net income attributable to non-controlling interest				(3.6)
Net income available for common stock				$79.6

	Consolidating Income Statement
Twelve Months Ended Dec. 31, 2023	Electric Utilities	Gas Utilities	Corporate and Other	Total
	(in millions)
Revenue	$865.0	$1,484.2	$(17.9)	$2,331.3

Fuel, purchased power and cost of natural gas sold	200.1	783.2	(0.4)	982.9
Operations and maintenance	236.2	328.7	(12.9)	552.0
Depreciation and amortization	142.6	113.9	0.3	256.8
Taxes - property and production	37.3	29.6	-	66.9
Operating income	$248.8	$228.8	$(4.9)	$472.7

Interest expense, net				(167.9)
Other income (expense), net				(3.2)
Income tax benefit (expense)				(25.6)
Net income				276.0
Net income attributable to non-controlling interest				(13.8)
Net income available for common stock				$262.2

	Consolidating Income Statement
Three Months Ended Dec. 31, 2022	Electric Utilities	Gas Utilities	Corporate and Other	Total
	(in millions)
Revenue	$230.6	$565.2	$(4.4)	$791.4

Fuel, purchased power and cost of natural gas sold	71.3	365.9	(0.2)	436.9
Operations and maintenance	65.8	82.7	(3.6)	144.9
Depreciation and amortization	34.4	27.8	0.1	62.3
Taxes - property and production	10.3	7.0	-	17.3
Operating income	$48.8	$81.8	$(0.6)	$130.0

Interest expense, net				(43.7)
Other income (expense), net				(1.0)
Income tax benefit (expense)				(9.3)
Net income				76.1
Net income attributable to non-controlling interest				(3.6)
Net income available for common stock				$72.5

	Consolidating Income Statement
Twelve Months Ended Dec. 31, 2022	Electric Utilities	Gas Utilities	Corporate and Other	Total
	(in millions)
Revenue	$900.2	$1,669.1	$(17.5)	$2,551.8

Fuel, purchased power and cost of natural gas sold	266.3	965.1	(0.8)	1,230.6
Operations and maintenance	244.8	317.3	(13.7)	548.4
Depreciation and amortization	135.9	114.7	0.3	250.9
Taxes - property and production	38.9	27.8	-	66.7
Operating income	$214.3	$244.2	$(3.3)	$455.2

Interest expense, net				(161.0)
Other income (expense), net				1.8
Income tax benefit (expense)				(25.2)
Net income				270.8
Net income attributable to non-controlling interest				(12.4)
Net income available for common stock				$258.4

Investor Relations:
Jerome E. Nichols
Phone	605-721-1171
Email	investorrelations@blackhillscorp.com

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